Exhibit 5.1

August 5, 2019

CrossFirst Bankshares, Inc.
11440 Tomahawk Creek Parkway
Leawood, KS 66211

Re:	CrossFirst Bankshares, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to CrossFirst Bankshares, Inc., a Kansas corporation (“Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-1 (Registration No. 333-232704) (as amended and may be subsequently amended, the “Registration Statement”), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), registering 8,178,327 shares of the Company’s common stock, par value $0.01 per share, of which up to 6,816,738 shares are being offered by the Company (which includes 1,066,738 shares subject to the underwriters’ option to purchase additional shares to cover over-allotments) (the “Company Shares”) and up to 1,361,589 shares are being offered by certain stockholders of the Company (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).

We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to that certain underwriting agreement to be entered into by and among Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc. and Stephens Inc., as representatives of the several underwriters (the “Underwriters”) named in Schedule I thereto, the selling stockholders of the Company named in Schedule II thereto, the Company and CrossFirst Bank (the “Underwriting Agreement”).

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Articles of Incorporation of the Company, as amended, (c) the Bylaws of the Company, (d) the Underwriting Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement, and (e) certain resolutions of the Board of Directors of the Company pertaining to the opinions set forth below. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and its predecessor and affiliated entities and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

1201 Walnut Street, Suite 2900, Kansas City, MO 64106

August 5, 2019

In our examination we have assumed without verification, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others (oral or written) and of public officials. In addition, we have assumed that the board of directors of the Company or a committee thereof will have taken action necessary to set the sale price of the Shares; the Registration Statement will have been declared effective pursuant to the Act; and the Underwriting Agreement will have been validly executed and delivered by the Company and the other parties thereto.

Based upon and subject to the foregoing, we are of the opinion that (1) the Company Shares, when issued, sold and delivered to the Underwriters and paid for by the Underwriters as contemplated by the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

This opinion is based on the laws of the State of Kansas and the applicable federal laws of the United States of America. We do not express any opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Best regards,

/s/ Stinson LLP
Stinson LLP